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                              CONSULTING AGREEMENT

         THIS AGREEMENT (the "Agreement") made this 20 day of April, 1999 by and between and Project Finance Associates, Inc., a corporation organized under the laws of the State of Nevada, hereinafter, individually or collectively referred to as ("PFA") or ("Consultant"), located at 19816 N. 76th Ave., Glendale, Arizona 85308 and HotYellow98.com, a corporation organized under the laws of the State of Arizona, hereinafter individually or collectively known as the ("Client) or the ("Company") located at 2727 Broadway Ave., Suite 3, Buffalo, New York 14227.

                                   WITNESSETH:

         WHEREAS, Consultant provides a number of services, including but not limited to providing Client with certain financial advisory services for the transaction or transactions set forth below. In addition, Consultant provides development services, organizational and structure services, management services, business plan and business plan marketing, accounting and financing assistance, product marketing services, and other products, services and elements, needed to have a well organized and managed company including the potential to become a publicly traded company, collectively referred to hereinafter as ("Services"); and

         WHEREAS, Client desires to become a public company and have Client's shares traded on a recognized exchange and also anticipates the need for additional capital and wishes to enter into agreements with the Consultant and other professionals introduced to the Client by the Consultant for the purposes of assisting Client to become a public company; and

         WHEREAS, Consultant has certain specialized knowledge that will assist Company in the negotiation and performance of the above-referenced services; and

         WHEREAS, the Company desires Consultant to perform certain Services for the Company upon the terms and conditions contained herein;

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein the parties agree as follows.

I.       Engagement of Consultant.

The Company hereby engages the Consultant and the Consultant hereby agrees to provide the Services listed in Description of Services as provided below, in accordance with the terms of this Agreement.

II.      Description of Services

PFA agrees to provide Client, on a best effort's basis, consulting services as outlined below.




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                                  Scope of Work

         PFA will assist, facilitate and coordinate the creation of a comprehensive strategic public company model and business plan to be utilized in the production of the Client's strategy to reverse into a public company. Consultant will assist in the design and creation of the financial terms and conditions of the structure as well as assist in the drafting and reviewing of the work product along with the Client's securities legal counsel. Consultant will represent Company and assist the officers and directors of the Company to identify a public company opportunity and execute a strategy to assist the Company in its goal to have its shares publicly traded.

         PFA will utilize its investment banking and Broker/Dealer contacts that include registered investment advisors, analysts, private investors, and investment companies and market makers. In addition, Consultant will contact venture capital firms, institutional investors, and commercial investment banking firms and other investment professionals. Consultant is being retained for the express purpose of locating a public company, negotiate the acquisition of such a company and effect an acquisition of the Client by the public company through a reverse merger.

         PFA will advise the Client on strategic alternatives, including but not limited to possible appropriate mergers and acquisitions, business combinations, joint ventures, and equity investments in the Company and strategic alliances to include:

 a) Assisting Client in determining the appropriate value of any financial transaction.

 b) Assisting Client in identifying, approaching and negotiating satisfactory and acceptable financial transactions specifically including mergers and acquisitions.

c) Assisting Client in analyzing potential transactions including merger and acquisition due diligence, market research and financial modeling where appropriate.

d) Recommend and assist Client to evaluate potential new executives and skilled professional advisors such as attorneys, accountants, valuation experts and others when required.

e) Assisting client with the assembly and production of all SEC. and each individual State required due diligence, disclosure material and regulatory and compliance matters.

                                Program Services:

PFA is willing to perform the following services where necessary to include:
 (a) Assistance in the development of time-lines for development of the Program
 (b) Assistance in the initial and ongoing development of a business plan package for the officers and directors as well as private, institutional and public investors.
 (c) Assistance in the development of  budgets and financial planning.
 (d) Assistance in selection of management personnel and a well balanced Board of Directors.
 (e) Assistance in developing an appropriate corporate and management structure to meet die needs of the Company.
 (f) Assistance in working with capital resources and underwriters, to review the pricing and/or operation of the Program.
 (g) Assistance in the development and ongoing maintenance of appropriate relationships with capital sources.
 (h) Assistance in the Selection of broker dealers for the sale of securities.



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         (i) Assistance in the Selection and introduction of an appropriate number of market makers for the trading of the company's stock.
         (j) Assistance in the selection and ongoing oversight of management services vendors, consultants, and/or in-house personnel for the ongoing operation of appropriate systems to deal effectively with:

         1. Accounting systems producing meaningful financial reports for the management team, board of directors, SEC, and investor community.
         2.     Private placement to accredited investors
         3.     Legal issues for securities transactions and SEC reporting
         4.     Director relations
         5.     Investor relations
         6.     Shareholder relations
         7.     Human Resource requirements

 III. Term of Contract

This Agreement will become effective on the date of execution by Client. This engagement shall be for an initial term of 3 years and may be extended by mutual agreement between the parties. Upon termination, Client shall have no further obligation except as provided by this Consulting Agreement with respect to amounts already owing to Consultant and the rights of Consultant during its protection period. Consultant shall have no further obligation to Client. Termination of this Agreement shall not prejudice or in any way invalidate Consultant's rights as provided herein. This agreement further binds any successors, assigns, affiliates and subsidiaries of Client. Client or Consultant may terminate this Agreement upon 60 days prior written notice to the other, provided that Consultant shall be entitled to the compensation described elsewhere herein as set forth in the Compensation Section of this Agreement and incorporated herein by reference through the date of termination. Consultant shall also be entitled to any success fees and warrants due Consultant through the date of termination as set forth in the Compensation Section and any success fees and warrants earned by Consultant during the protection period as set forth elsewhere herein.

 IV.  Compensation

a)   Costs

Client shall pay to PFA an Advance on expenses of U.S. $15,000 (Fifteen Thousand U.S. Dollars) within five (5) business days of the date of the execution of this Agreement as a non-refundable retainer against Project Costs to be incurred by Consultant on behalf of the Client. Consultant shall provide the Client with a monthly invoice itemizing expenses which shall include, but not be limited to, communications, travel and per diem, printing and binding costs and the like. At such time as the Advance has been expended, Client shall automatically pay to Consultant a further Advance in the same amount, and Consultant shall continue to provide services on the terms agreed herein.

b) Third Party Charges In addition, Client shall pre-pay, or be responsible to pay, all costs, including but not limited to, the costs of a public shell and for all professional Third Party charges (legal, financial, technical etc.) in connection with the preparation of documents (Business Plans, Investment Memoranda, Joint Venture Agreements, Licenses, Memorandum of Agreements and the
like), as may be required from time to time. Client shall also pre-pay, on the basis of a written proposal of costs, for all charges in connection with Third Party reviews (Auditors, Technical Evaluation of Product and

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          Patents or Patent Applications, Engineering Reports, Product
          Testimonials and the like) as may be required from time to time. It is specifically understood by the Company that employees who will be paid by Company and other consultants used by the Company to develop any of the systems listed in item (j) 1 above may not be employees of the Consultant and will bill the Company separately for their services as mutually agreed with the Company and that the Consultant shall not be responsible in any way, for the performance of other consultants or of the Company employees.

       c)    Success Fee (Development Capital Funding, Acquisitions etc.)

          If a transaction is consummated with a prospect, Client shall pay PFA a Fee based on the total face value of the consideration ("Consideration") paid by the Prospect directly or indirectly in connection with the Transaction. Consideration may include, but is not limited to, payments in cash, stock, real and personal property; warrants and options; fees; notes; debentures; earn outs the total amount of non-compete, employment, consulting and lease agreements or amendments thereto; corporate debt or refinancing of any kind; and all other things of value exchanged or to be exchanged with the Transaction.

          The amount of the Fee shall be five percent (5%) of the Consideration.

          Consideration is payable in certified funds at closing. If a portion of the Consideration is incalculable at closing, such as a royalty or earnout, the portion of Consultant's fee relating to the Consideration shall be paid to Consultant when that portion of the Consideration is payable.

       d)    Equity Fee for Arranging a Public Company

          Further, PFA shall be entitled to receive, as a Fee, not less than five percent (5%) of the common stock of the public company based on the total number of shares of common stock of the public company following the completion of a reverse merger into a public company or the acquisition of the Client by a public company. This transfer shall be non-dilutable through the initial trading and through the first Five Hundred thousand dollars ($500,000) of capital raise.

       e)    Warrants

          In addition to the equity described in III (d) above, the Company shall provide PFA with warrants to purchase common stock of the public company as follows:

           1. 50.000 warrants at an exercise price of Twenty-five cents ($0.25) per share
           2. 50,000 warrants at an exercise price of Fifty cents ($0.50) per share
           3. 50,000 warrants at an exercise price of Seventy-five cents ($0.75) per share
           4. 50.000 warrants at an exercise price of One Dollar ($1.00) per share


           The warrants shall be good for two years from the date of issue.

       f.) Charter Webmaster Positions
           In addition, Client shall register and "gift" two lifetime Charter Webmaster positions, including all benefits, for Consultants own use or for Consultant to provide to third parties whose assistance may be necessary to complete the Services outlined elsewhere herein.



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        V.  OBLIGATIONS  OF CLIENT

            a) Provision of Information. Client shall provide Consultant any and all financial and other business information reasonably required by Consultant to perform the services set forth herein and shall keep Consultant informed of all business activities on a timely basis.

            b) Accuracy of Information. Client expressly acknowledges and agrees that it shall use its best efforts to provide full, complete and accurate business and financial information to Consultant and that Client is and shall remain solely and exclusively responsible for the accuracy of any and all such information supplied. Client expressly agrees to defend, indemnify, and hold Consultant harmless for any errors, omissions or inaccuracies as set forth below. Client shall keep and maintain full and adequate books of account and such other records reflecting the results of operations Such books and records shall be kept in all material respects in accordance with GAAP (generally accepted accounting principals) and in accordance with existing U.S. Tax Code practice.

            c) Indemnification. Client agrees to defend, indemnify and hold PFA, its officers, directors, employees. controlling persons, agents and assigns harmless from any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys fees and costs, that Consultant may incur as a result of a breach by Client of this agreement and/or the performance of services thereunder, except to the extent any such claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies are attributable to the negligence or bad faith of Consultant or its agents.

            d) Proprietary Information. Client agrees that any written, printed, graphic, or electronically or magnetically recorded information furnished by PFA for Client's use, which is not based upon information provided by Client, is the sole property of Consultant and Client. Client, including its officers, directors, controlling persons, employees and agents, will keep this information in the strictest confidence during the term of this Agreement.

            e) Prospects. All Prospects shall remain the exclusive and proprietary interest of PFA. Client agrees: to receive and hold in confidence and with the terms and conditions herein stated all information which they shall receive from Consultant, its agents or advisors, that they will not discuss the information they receive with any other third party except for those individuals within their employ or retained professional advisors with whom they must consult in order to evaluate the information they receive, without the prior written consent of Consultant (which consent where given may include a condition that a representative of Consultant be present at any such discussions), that they will not use the information and introductions they receive to circumvent any interest of PFA in any manner whatsoever and shall not enter into, or attempt to enter into, or cause any other party to enter into or attempt to enter into any Transactions to the detriment of Consultant under the terms of this Agreement.

            f) Exclusivity and Protection. Client agrees that Consultant shall be the exclusive agent for the provision of the services referenced in this Agreement. During the term of this agreement if Client enters into an agreement for a financing commitment with a buyer, a lender or other financing source of which Client became aware of as a result of efforts made by Consultant, Client shall pay Consultant the fee as set forth in the Compensation section of this Agreement.


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         (f) Tax and Legal Advice. Client acknowledges that PFA will not provide tax or legal advice regarding any proposed transaction. Client agrees to retain tax and legal advisors to advise Client on the tax and legal consequences of any proposed transaction and agrees that he will not rely upon Consultant for such advice or counsel.

VI.     Obligations of Project Finance Associates, Inc.

         a) Provision of Services. PFA agrees to use its best effort to perform the services set forth in the Description of Services and to comply with all reasonable requests of Client. Consultant is not, and does not purport to be qualified to render legal opinions in any form whatsoever. It will be necessary for Client to submit any work product developed by Consultant to qualified counsel for review and correction as to form and substance where necessary and for final conformance with any and all regulatory agencies that may be affected.

         b) Proprietary Information. PFA agrees that any written, printed, graphic, or electronically or magnetically recorded information furnished by Client for Consultant's use is the sole property of Client. Consultant will keep this information in the strictest confidence, and will not disclose it by any means to any person except with Client's approval, and only to the extent necessary to perform the services under this Agreement. This prohibition applies to Consultant's officers, directors, controlling persons, employees, and agents.

VII.    Termination of this Agreement

         If either party defaults in the performance of this Agreement or materially breaches any of its provisions. the non-breaching party may terminate this agreement by giving written notification to the breaching party. Termination will take effect immediately on receipt of notice by the breaching party or five days after mailing of notice, whichever occurs first.

VIII. Rights of Observation

         During the Term of this Agreement, PFA or its designee shall receive notice of all meetings of the Board of Directors of the Company any and shall have the right to attend and observe all such Board meetings and shall be compensated for all normal business expenses.

IX. General Provisions

         a) Waiver. No Waiver by any party of any provision of this Agreement shall constitute a waiver of such party's right to demand exact compliance with the terms of this Agreement. Waiver by any party of any default shall not affect or impair such party's rights in respect of any subsequent default of the same or different provision or provisions.

         b) Non-Assignment. Neither this Agreement nor any duties or obligations under this Agreement maybe assigned by other party without the prior written consent of the non-assigning party, provided however, that this Agreement shall survive any merger or similar transaction and be binding on any public company that may acquire Client.

         c) Modification. This Agreement may only be modified or amended, in writing, executed by both parties.

         d) Arbitration. In the event of a breach or default of this agreement which does not require injunctive or other non-monetary relief in addition to a claim for damages, such solely monetary


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            breach or default shall be adjudicated under the rules of Judicial
            Arbitration and Mediation Services, Inc. ("JAMS") before one arbitrator.

         c) Choice of Law and Venue. This Agreement is entered into in Maricopa County, Arizona United States of America. The parties expressly agree that this Agreement shall be interpreted and governed by the laws of the State of Arizona and that Maricopa County shall be the only, and proper venue for the resolution of any and all disputes which may arise regarding the terms and provisions of this Agreement

         f) Attorney's Fees. In the event legal action is required to enforce or interpret the terms or provisions of this Agreement the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

         g) Notices. Any notices to be given under the terms of this Agreement shall be deemed to have been given when delivered in person or mailed postage pre-paid by first-class certified mail, receipt then certified, to the parties at their current addresses. The parties' addresses for purpose of Notice may be changed at any time and Notice provided to the other party accordingly.

         h) Successors and Assigns. This Agreement is binding upon and enures to the benefit of the parties, their executors, administrator, heirs and any other lawful successors in interest.

         i) Titles and Captions. Titles of captions and sections contained within this Agreement are inserted for reference only and in no way define, limit, extend or describe the scope of this Agreement and or the intent of any provision.

         j) Integration. This Agreement constitutes the entire agreement by and between the parties on the subject matter contained heron. No other agreements, whether oral or written, prior or contemporaneous, pertaining to the subject matter, exist between the parties.

         k) Severability. In the event any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be deemed severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.


                       THIS SPACE INTENTIONALLY LEFT BLANK











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      1) Capacity and Authorization: The parties each agree, represent and warrant that the undersigned signatories have the legal capacity and binding authority to execute this Agreement.



     APPROVED AND ACCEPTED:

Project Finance Associates, Inc.                 HotYellow98.com

 By: /s/ Stanley R. Reilly                       By: /s/ Neal C. DeLeo,
     ---------------------                           -------------------
         Stanley R. Reilly, President            Neal C. DeLeo, President

                                                 By: /s/  Troy Warren VP
                                                     ---------------------
                                                     Troy Warren, Vice President

Dated: April 13, 1999                            Dated: 4/20/99


All notices shall be sent to:

Project Finance Associates, Inc.                     HotYellow98.com
PO Box 10665                                         2727 Broadway Ave., Suite 3
Glendale, Arizona 85308                              Buffalo, New York 14227






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